PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is entered into as of March 23, 1999, by and between PROBE EXPLORATION INC., an Alberta corporation (the "SELLER"), and Midcoast Canada Operating Corporation, an Alberta corporation (the "BUYER"). The Seller and the Buyer are referred to collectively herein as the "PARTIES", and individually as a "PARTY".

                              W I T N E S S E T H:

         WHEREAS, this Agreement contemplates transactions in which (a) the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, the Assets, (b) Seller and Buyer will enter into the Gas Gathering and Treating Agreement, (c) Seller and Buyer will enter into the Area of Interest Agreement, and (d) Seller and Buyer will enter into the Probe System Gathering Agreement all for the Consideration to be paid by Buyer to Seller;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1)       DEFINITIONS.

(1) "ACID GAS DISPOSAL WELL" means the well Mama Santos #1 Leduc 100/07-23-049-27W4 into which the Seller has been injecting volumes of H2S and CO2 derived as a consequence of the normal operation of the Calmar Gas Plant and Gas Gathering System.

(2) "ADVERSE CONSEQUENCES" means: all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and fees and expenses on a solicitor-client basis, but excluding consequential damages.

(3) "AFFILIATES" means, with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same Person, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those Persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors.

(4) "AREA OF INTEREST AGREEMENT" means the Agreement attached hereto as Exhibit "B".

(5) "ASSETS" has the meaning set forth in Section 2(a) hereof, giving due effect to the provisions of Section 2(b) hereof.

(6)               "ASSUMED OBLIGATIONS" has the meaning set forth in Section
                  2(c) hereof.

(7) "BUSINESS DAY" means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta.


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(8)               "BUYER" has the meaning set forth in the preface hereof.

(9) "CALMAR GAS PLANT AND GAS GATHERING SYSTEM" has the meaning set forth in Section 2(a)(i) hereof.

(10)              "CLOSING" has the meaning set forth in Section 7(e) hereof.

(11) "CLOSING DATE" has the meaning set forth in Section 7(e) hereof.

(12) "CONFIDENTIALITY AGREEMENT" means the letter confidentiality agreement dated March 23, 1999 between Probe Exploration Inc. and Midcoast Energy Resources Inc. respecting the subject matter of this Agreement.

(13) "CONSIDERATION" has the meaning set forth in Section 7(a) hereof.

(14) "CUSTOMARY POST-CLOSING CONSENTS" means consents and approvals from Governmental Authorities that are customarily obtained after closing in connection with a sale of ownership interests or assets of the nature of the Assets.

(15) "DEFERRED CONTINGENT CONSIDERATION" means the additional consideration for the Assets which may, if the Escrow Conditions are satisfied in favour of the Seller, become payable to the Seller in whole or in part in accordance with the terms of Section 7(b).

(16) "DISCLOSURE SCHEDULE" means the schedule attached to this Agreement referenced in Section 8(a) hereof and elsewhere in this Agreement.

(17) "EFFECTIVE TIME" has the meaning set forth in Section 7(e) hereof.

(18) "ENCUMBRANCE" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, and any restriction on right of conveyance other than Permitted Encumbrances.

(19) "ENVIRONMENTAL LAW" or "ENVIRONMENTAL LAWS" has the meaning given to that term in Section 9(i) hereof.

(20) "EQUIPMENT" has the meaning set forth in Section 2(a)(ii) hereof.

(21) "ESCROW AGENT" means the escrow agent appointed pursuant to the Escrow Agreement.

(22) "ESCROW AGREEMENT" means the agreement attached hereto as Exhibit "D".

(23) "ESCROW CONDITIONS" means the conditions upon which the Escrow Funds shall be paid to the Seller or the Buyer as set forth in Section 7(c).

(24) "ESCROW FUNDS" means the monies paid to and held by the Escrow Agent pursuant to the Escrow Agreement, including all accrued interest thereon.

(25) "EXCLUDED ASSETS" has the meaning set forth in Section 2(b) hereof.

(26)              "EXCLUDED OBLIGATIONS" has the meaning set forth in Section
                  2(d) hereof.

(27) "GAS CONTRACTS" has the meaning set forth in Section 2(a)(v) hereof.

(28) "GAS GATHERING AND TREATING AGREEMENT" means the agreement attached hereto as Exhibit "A".

(29) "GOVERNMENTAL AUTHORITY" or "GOVERNMENTAL AUTHORITIES" means the Commonwealth of Canada and any province, county, city or other political subdivision, agency, court or instrumentality thereof.

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

(30) "HAZARDOUS SUBSTANCES" means all materials, substances and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

(31) "INDEMNIFIED PARTY" has the meaning set forth in Section 13(e) hereof.

(32)              "INDEMNIFYING PARTY" has the meaning set forth in Section
                  13(e) hereof.

(33) "INTERCREDITOR AGREEMENT" means the agreement attached hereto as Exhibit "E".

(34) "LAWS" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any applicable Governmental Authority.

(35) "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or in the aggregate with other changes or effects, is, or is reasonably likely to be, adverse to the business, operations and properties comprising the Assets, in the aggregate amount of ten thousand dollars ($10,000.00) Canadian or more provided that a change in the prices at which petroleum substances may be sold or in the economic conditions affecting the oil and gas industry generally shall not in any event be found to constitute or result in a Material Adverse Effect.

(36) "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with the affected Party's past custom and practice (including with respect to quantity and frequency).

(37) "PARTNERSHIP INTERESTS" means the collective interests in the Assets owned by Probe 1997 Processing Facility Limited Partnership and PRX 1997 Processing Facility Limited Partnership.

(38) "PARTY" and "PARTIES" have the meaning set forth in the preface hereof.

(39) "PERMITS" shall have the meaning set forth in Section 9(j) hereof.

(40)              "PERMITTED ENCUMBRANCES" means any of the following:

               (1)    any liens for taxes and assessments not yet delinquent;

               (2) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Asset in any manner including all applicable Laws;

               (3) any Customary Post-Closing Consents with respect to the Assets;

               (4) any right reserved to or vested in any governmental or other public authority by the terms of any lease, licence, franchise, grant or permit or by a Law to terminate any such lease, licence, franchise, grant or permit or to require periodic payments as a condition of the continuance thereof;

               (5) easements, rights of way, servitudes or other similar rights in land which do not materially impair the use or exploitation of the Assets or any of them, including, without in any way limiting the generality of the foregoing, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;


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

               (6) inchoate mechanics' builders' and materialmans' liens in respect of services rendered or goods supplied for which payment is not yet due;

               (7) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the lands comprising any of the Assets or interests therein and statutory exceptions to title;

               (8) Encumbrances of which discharges or releases in a form satisfactory to Buyer acting reasonably are delivered to Buyer at Closing; and

               (9)    the Renaissance Claim.

(41) "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

(42) "PRE-CLOSING CONSENTS" means consents and approvals from Governmental Authorities that are required to be obtained or which are customarily obtained prior to closing in connection with a sale of ownership interests or assets of the nature of the Assets.

(43) "PROBE SYSTEM GATHERING AGREEMENT" means the Agreement attached as Exhibit "C" hereto.

(44) "RENAISSANCE CLAIM" means the claims heretofor or hereafter advanced by Renaissance Energy Ltd. or any successor thereto ("Renaissance") arising out of the past ownership and operation of the Leduc/Calmar Original Plant and/or its gathering lines or a claim of ownership rights to the Calmar Gas Plant and Gas Gathering System insofar only as such claim may be made against the Buyer, or the Calmar Gas Plant and Gas Gathering System, or the operation thereof or the right to use a certain capacity thereof at a reduced rate both before and after the Effective Time, or other similar claim, including but not limited to those of such allegations contained in a letter dated March 1, 1999 from Renaissance Energy Ltd. to the Seller and a letter dated March 11, 1999 from Blain & Company to the Seller;

(45) "RIGHTS-OF-WAY" has the meaning set forth in Section 2(a)(iii) hereof.

(46)              "SELLER" has the meaning set forth in the preface hereof.

(47) "SURFACE ADJUSTMENTS" means those additions to, deletions from or amendments of certain of the surface rights which formed a portion of the Assets in order to facilitate the sale of the Assets apart from the Leduc/Calmar Original Plant of which the Buyer had knowledge prior to the date hereof.

(48) "TAX(ES)" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(49) "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(50) "THIRD PARTY CLAIM" has the meaning set forth in Section 13(e) hereof.

(51) "TRANSACTION DOCUMENTS" means the Confidentiality Agreement, the Gas Gathering and Treating Agreement, the Area of Interest Agreement, the Probe System Gathering Agreement and the Escrow Agreement and the instruments of assignment, conveyance and transfer of the Assets from Seller to Buyer covering the Assets.

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

(52)              "TRANSITION PERIOD" has the meaning set forth in Section
                  11(c).

2)       PURCHASE AND SALE OF THE ASSETS.

(1) ASSETS. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, the following (collectively, the "ASSETS"):

               (1) the Calmar gas plant and gas gathering system, compression facilities and dehydration facilities depicted on the maps attached hereto as Schedule 2(a)(i), together with all valves, taps, interconnections, and flow meters attached thereto or used in connection therewith (the "CALMAR GAS PLANT AND GAS GATHERING SYSTEM");

               (2) all equipment, whether owned or leased, including, but not limited to, the compressor units, scrubbers, dehydration units, tanks, traps, cathodic protection equipment, computer systems, data files, CAD files and other personal property which is used or held for use in connection with and is situate in, on or appurtenant to the Calmar Gas Plant and Gas Gathering System, (collectively, the "EQUIPMENT");

               (3) all real property interests currently used by the Seller in connection with the Calmar Gas Plant and Gas Gathering System, including, but not limited to those fee interests, surface leases, easements, rights-of-way, surface use agreements and other similar agreements listed on the attached Schedule 2(a)(iii) (collectively, the "RIGHTS-OF-WAY");

               (4) the vehicles and heavy motorized equipment, trailers and like equipment listed on the attached Schedule 2(a)(iv);

               (5) the gas service contracts, gas gathering agreements and third party contractor or supplier agreements, together with all amendments thereto and ratifications thereof, listed on the attached Schedule 2(a)(v) (collectively, the "GAS CONTRACTS");

               (6) any and all other facilities, equipment, tools, office furniture and equipment, operating supplies, gasoline or diesel fuel, spare parts, chemicals and other tangible assets currently located at or attached or appurtenant to the Calmar Gas Plant and Gas Gathering System and used or intended for use in connection therewith, whether in use or non-use, and whether specifically described or not described in the schedules attached to this Agreement;

               (7) all books, files, maps, records and reports other than those which are owned or licenced by third parties with restrictions on their deliverability or disclosure by the Seller to any assignee which is not an Affiliate of the Seller and the Seller's tax records pertaining primarily to the Calmar Gas Plant and Gas Gathering System and the Equipment, including, but not limited to, all pipeline and plant construction and testing records, vessel and pipe certifications and weld x-rays, and reports and filings to and with the Governmental Authorities; and

               (8) all permits, licenses, orders, certificates of occupancy and other governmental authorizations obtained by the Seller pertaining or relating to the Calmar Gas Plant and Gas Gathering Systems set forth on Schedule 2(a)(viii) hereto, to the extent legally assignable or transferable.

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

               (2) EXCLUDED ASSETS. Notwithstanding any provision of Section 2(a) hereof, the Assets do not include, and the Seller shall retain all right, title and interest in and to the following assets (the "EXCLUDED ASSETS"):

                    (1)  all cash and cash equivalents of the Seller;

                    (2) all accounts and notes receivable arising out of, resulting from or relating to the business and operations of the Assets for periods up to and including the Effective Time, and all claims, causes of action and rights relating thereto and proceeds thereof; and

                    (3) all rights under insurance policies of the Seller and its Affiliates relating to the Assets; and

                    (4) the original natural gas plant constructed by Seller and located in close proximity to the Calmar Gas Plant and Gas Gathering System (the "Leduc/Calmar Original Plant") as depicted within the red line on the plat attached hereto as Schedule 2(b)(iv), together with all equipment comprising a part thereof and all real property interests used or owned by Seller to the extent comprising a part of the plant site of the Leduc/Calmar Original Plant and not currently used in connection with the Calmar Gas Plant and Gas Gathering System.

               (3) ASSUMED OBLIGATIONS. Except for the obligations (and the liabilities attendant thereto) described in Section 2(d) below, subject to the terms and conditions of, and the closing of, this Agreement, effective as of the Effective Time, the Buyer shall assume and shall thereafter be responsible for and covenants to pay and discharge when due, all obligations relating to the ownership and operation of the Assets or the business pertaining thereto which accrue at any time after the Effective Time (collectively, the "ASSUMED OBLIGATIONS"). The assumption of the Assumed Obligations by Buyer hereunder shall not be deemed to create, confirm or give rise to any rights of any third party, as third party beneficiary or otherwise, or to waive any defenses available to Seller or Buyer with respect to any such obligations; it being understood that such assumption is for the purpose of allocated responsibility between Seller and Buyer. Further, assumption of the Assumed Obligations by Buyer hereunder shall not be deemed a waiver of any misrepresentation or breach of any warranty, covenant, agreement, or undertaking of Seller under this Agreement even though such misrepresentation or breach gives rise to Assumed Obligations.

               (4) EXCLUDED OBLIGATIONS. Notwithstanding Section 2(c) hereof or any other provisions of this Agreement, the Buyer is not assuming, and the Seller shall retain and be responsible for and covenants to pay and discharge when due, the following (collectively, the "EXCLUDED OBLIGATIONS"):

                    (1) all accounts and notes payable arising out of, resulting from or relating to the Assets for periods up to and including the Effective Time;

                    (2)  all indebtedness of the Seller;

                    (3) all Taxes arising out of, resulting from or relating to the business and operation of Assets for whole or partial taxable periods on or before the Effective Time;

                    (4) subject always to the provisions of Section 13(d), all obligations (and the liabilities attendant thereto) relating to the ownership or operation of the Assets or the business pertaining thereto which accrue at any time prior to the Effective Time, and those obligations (and the liabilities attendant thereto) which accrue after the Effective Time by reason of contractual breaches, violations of Laws, negligence, fraud, intentional misconduct or other malfeasance of Seller or Seller's predecessors-in-interest prior to the Effective Time;

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
                    (5) all liabilities and obligations arising out of, resulting from, attributable to or connected with Seller's ownership and/or operation of the Leduc/Calmar Original Plant, including without limitation, the cost of abandoning, decommissioning, disassembling and removing it or any portion of it and the reclamation of all real property interests comprising the plant site and not currently used in connection with the Calmar Gas Plant and Gas Gathering System.

3) GAS GATHERING AND TREATING AGREEMENT. Subject to the terms and conditions of this Agreement, at the Closing, Seller and Buyer shall both execute and deliver to the other duplicate originals of that certain "Gas Gathering and Treating Agreement" attached hereto as Exhibit "A".

4) AREA OF INTEREST AGREEMENT. Subject to the terms and conditions of this Agreement, at the Closing, Seller and Buyer shall both execute and deliver to the other a duplicate original of that certain "Area of Interest Agreement" attached hereto as Exhibit "B".

5) PROBE SYSTEM GATHERING AGREEMENT. Subject to the terms and conditions of this Agreement, at the Closing, Seller and Buyer shall both execute and deliver to the other a duplicate original of that certain "Probe System Gathering Agreement" attached hereto as Exhibit "C".

6) ESCROW AGREEMENT AND INTERCREDITOR AGREEMENT. Subject to the terms and conditions of this Agreement, at the Closing, Seller and Buyer shall both execute and deliver to the other a duplicate original of that certain "Escrow Agreement" attached hereto as Exhibit "D" as well as a duplicate original of that certain "Intercreditor Agreement" attached hereto as Exhibit "E", executed as well by the Bank of Montreal.

7)       CONSIDERATION AND CLOSING.

               (1) CONSIDERATION. The Buyer agrees to pay to the Seller, at the Closing, the sum of nineteen million three hundred thirty-three thousand three hundred and thirty-four and no/100 dollars ($19,333,334.00) in lawful money of Canada (the "CONSIDERATION"), payable by certified cheque or bank draft or delivery of other immediately available funds in form satisfactory to Seller.

               (2) DEFERRED CONTINGENT CONSIDERATION The parties acknowledge that the Consideration payable by the Buyer to the Seller for the Assets shall be increased by an amount equal to the sum of six hundred and sixty-six thousand six hundred and sixty-six and no/100 dollars ($666,666.00) plus the amount of any accrued interest thereon to which the Seller becomes entitled in accordance with the provisions of Section 7(c), less the amounts, if any, paid by the Escrow Agent to the Buyer in accordance with Section 7(c) (such net amount being herein referred to as the Deferred Contingent Consideration). The Buyer shall remain the sole beneficial owner of the Deferred Contingent Consideration and accrued interest thereon until such time as the Seller becomes entitled to the payment of all or a portion of the Deferred Contingent Consideration and accrued interest thereon in accordance with Section 7(c) at which time the Seller shall become the beneficial owner of such monies to which it is entitled at that time.

               (3) ESCROW CONDITIONS. The Parties acknowledge and agree that following payment of the Escrow Funds to the Escrow Agent in accordance with Section 7(f), such monies shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall be governed by the following conditions:

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

               (1) In the event that Buyer and Seller have no actual knowledge on March 25, 2001, of the filing of suit against the Buyer or its Affiliates or against the Assets in rem in connection with the Renaissance Claims and at any time on or after March 25, 2001, the Seller has delivered to Buyer record searches from the Court of Queen's Bench of Alberta in each judicial district in the Province of Alberta disclosing that Renaissance Energy Ltd. (or any successor thereof known to the Seller on the date of such searches) has not commenced legal proceedings against the Buyer or any of its Affiliates in connection with the Renaissance Claim and further provided that no arbitration proceedings shall have been commenced by Renaissance Energy Ltd. at any time prior to March 25, 2001 with respect to the Renaissance Claim, the Seller and the Buyer shall jointly advise the Escrow Agent that this Escrow Condition 7(c)(i) has been satisfied in favour of the Seller and shall instruct the Escrow Agent to pay all of the Escrow Funds in his possession or under his control at that time to the Seller.

               (2) In the event that the Seller, at any time hereafter, delivers to the Buyer a quit claim and release of any claims that Renaissance Energy Ltd. (or any successor thereof known to the Seller as of the date of such quit claim and release) may have against the Buyer and its Affiliates and the Calmar Gas Plant and Gas Gathering System, the operation thereof and the right to utilize a certain capacity thereof at reduced rates, both before and after the Effective Time (other than any rights to capacity at such volumes or at such rates not to exceed $0.55 per MCF which has been made available by the Seller to Renaissance or any such successor thereto being part of the capacity allocated to the Seller in the Gas Gathering and Treating Agreement in settlement of such claims), together with an assignment and conveyance of the entire undivided interest Renaissance Energy Ltd. (or any successor thereof known to the Seller at the time of such assignment and conveyance) may hold in the Calmar Gas Plant and Gas Gathering System, if any, each executed by Renaissance Energy Ltd. or any such successor thereof and in favour of the Buyer, each in a form which would be acceptable to a prudent purchaser of the Assets acting reasonably, the Seller and the Buyer shall, provided that all other disbursements of the Escrow Funds to which the Buyer is otherwise entitled pursuant to Section 7(c)(iv) have been paid, jointly advise the Escrow Agent that this Escrow Condition 7(c)(ii) has been satisfied in favour of the Seller and shall instruct the Escrow Agent to pay all of the Escrow Funds in his possession or under his control at that time to the Seller.

               (3) In the event that at any time before the Seller becomes entitled to the payment of the whole of the Escrow Funds remaining in the possession or control of the Escrow Agent, legal or arbitration proceedings are commenced against the Buyer or its Affiliates, or in the Assets in rem, by Renaissance Energy Ltd. or any successor thereof in respect of the Renaissance Claim, then the Escrow Funds shall remain subject to the Escrow Agreement until the Escrow Funds have been fully disbursed to the Seller and/or the Buyer in accordance with Section 7(c)(iv) or otherwise agreed between the Parties.

               (4) In the event that legal or arbitration proceedings are commenced by Renaissance Energy Ltd. or any successor thereof against the Buyer or its Affiliates as contemplated in Section 7(c)(iii):

                    (1) upon delivery to the Seller, from time to time during the continuance of any legal or arbitration proceedings described in Section 7(c)(iii), of evidence of the reasonable disbursement or the assumption of liability for the reasonable disbursement of any amounts for which the Buyer has been indemnified by the Seller in respect of the Renaissance Claim (including, but not limited to, reasonable legal fees and other out-of-pocket costs and expenses incurred by Buyer in connection with such legal or arbitration proceedings), the Seller and the Buyer shall jointly advise the Escrow Agent that this Escrow Condition 7(c)(iv)(A) has been satisfied in full or in part in favour of the Buyer and shall instruct the Escrow Agent to pay that specified amount of the Escrow Funds in his possession or under his control at that time to the Buyer or as the Buyer may direct in satisfaction of such amounts;

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

                    (2) upon the delivery to the Seller of evidence of the reasonable disbursement by or the imposition of liability upon the Buyer for any amounts for which the Buyer has been indemnified by the Seller in respect of the Renaissance Claim required to obtain a final settlement of such claim or to satisfy any arbitration award or judgment which cannot be appealed which has been made against the Buyer or adversely affects the Calmar Gas Plant and Gas Gathering System or the operation or capacity thereof after the Effective Time, the Seller and the Buyer shall jointly advise the Escrow Agent that this Escrow Condition 7(c)(iv)(B) has been satisfied and shall jointly instruct the Escrow Agent to pay that amount of the Escrow Funds in his possession or under his control at that time to the Buyer or as the Buyer may direct in satisfaction of such amount, to pay to the Buyer any additional portion of the Escrow Funds to which it is otherwise entitled pursuant to Section 7(c)(iv), and to pay the balance, if any to the Seller;

                    (3) In the event that any legal or arbitration proceedings described in Section 7(c)(iii) are discontinued insofar as they pertain to the Renaissance Claim, the Seller and the Buyer shall jointly advise the Escrow Agent that such proceedings have been discontinued as aforesaid and shall jointly instruct the Escrow Agent to pay to the Buyer any portion of the Escrow Funds to which it is otherwise entitled pursuant to Section 7(c)(iv) and to pay the balance, if any, to the Seller.

               (4) ARBITRATION. Should a dispute or disagreement arise between the parties in respect of any matters made the subject of
                    Section 7(c), then either Party may refer the settlement of the dispute to arbitration in accordance with Section 16(u).

               (5) CLOSING AND THE EFFECTIVE TIME. Subject always to the provisions of Section 14 hereof, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Blake Cassels & Graydon, counsel to the Seller, commencing at 2:00 p.m. local time on March 23, 1999 or such other date as the Buyer and the Seller may mutually determine (the "CLOSING DATE"). Upon the Closing, the transactions shall be deemed effective for all purposes as of 8:00 a.m. local time on March 1, 1999 (the "EFFECTIVE TIME").

               (6) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 12(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in
                    Section 12(b) below, (iii) the Seller will deliver to the Buyer such instruments of assignment, conveyance and transfer, in form and content mutually acceptable to Seller and Buyer acting reasonably, as shall be necessary for Seller to convey to the Assets to Buyer provided that such documents shall not require Seller to assume or incur any obligation or to provide any representation or warranty beyond those contained in this Agreement, (iv) the Seller and the Buyer will execute and deliver to the other a duplicate original of the Gas Gathering and Treating Agreement, the Area of Interest Agreement, the Probe System Gathering Agreement, the Intercreditor Agreement and the Escrow Agreement, (v) the Buyer will deliver to the Seller the Consideration specified in Section 9(a) above and any other monies payable by the Buyer to the Seller at Closing hereunder, and (vi) the Buyer will deliver the Deferred Contingent Consideration to the Escrow Agent in accordance with and subject to the terms of the Escrow Agreement. The Buyer acknowledges that a portion of the Consideration will be required by the Seller to pay the purchase price due to be paid to complete the acquisition of the Partnership Interests by the Seller and agrees that so much of the Consideration as is required may be used by the Seller for that purpose provided that escrow arrangements satisfactory to the Buyer acting reasonably are put into place to assure the purchase of the Partnership Interests by the Buyer in accordance with the terms hereof.

(7)      APPORTIONMENTS.

               (1) All benefits and obligations of any kind and nature accruing, payable, paid, received or receivable with respect to the Assets (including, without limitation, maintenance, development, capital and operating costs and payments with respect to the Permitted Encumbrances, proceeds from the processing of production, accounts receivable and incentives accruing pursuant to the Law) shall be apportioned, as of the Effective Time, between the Seller and the Buyer in accordance with Canadian generally accepted accounting principles, subject to the provisions of this Agreement. All costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Time shall be borne by the Seller, notwithstanding that such costs may be payable in whole or in part after the Effective Time. Subject to the preceding sentence, the Seller shall be entitled to a credit for all cash advances, operating funds and similar advances to third parties in respect of the Assets which stand to the credit of the Seller at the Closing Date and which are hereby assigned to the Buyer upon Closing. For further clarity, all accounts receivable shall be deemed to have accrued when earned (whether or not billed); any accounts payable shall be deemed to have accrued when the events giving rise to such accounts payable occurred (whether or not such accounts payable were invoiced or paid on the Closing Date).

               (2) Notwithstanding the provisions of Section 7 (g) (i), all rentals and all similar payments required to preserve any of the surface rights forming part of the Assets and all ad valorem and property taxes levied with respect to the Assets shall be apportioned between the Seller and the Buyer on a per diem basis as of the Effective Time.

               (3) An interim accounting and adjustment shall be conducted for Closing, based on the Seller's and the Buyer's good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article. An estimate of all property taxes which are anticipated to become payable by the Buyer in the calender year in which Closing occurs shall be included in the interim accounting and adjusted in accordance with Section 7 (g) (ii). The Seller shall deliver a written statement to the Buyer of all proposed interim adjustments a reasonable time before Closing and shall provide reasonable assistance to the Buyer as may be required to verify such written statement prior to Closing. The Parties shall endeavor to conduct a final accounting and adjustment in like manner within ninety (90) days following the Closing Date and subject to subsections (iv) and (v) of this Section, the Parties shall not be obligated to make any adjustments after one (1) year following the Closing Date unless such adjustment has been specifically requested, by notice, within such period. All adjustments shall be settled by payment by the Party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.

               (4) During the one (1) year period following the Closing Date, the Buyer may audit the books, records and accounts of the Seller respecting the Assets, for the purpose of effecting adjustments pursuant to this Section. Such audit shall be conducted upon reasonable notice to the Seller at the Seller's offices during the Seller's normal business hours, and shall be conducted at the sole expense of the Buyer. Any claims of discrepancies disclosed by such audit shall be made in writing to the Seller within two (2) months following the completion of such audit, and the Seller shall respond in writing to any claims of discrepancies within six
                    (6) months of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within two (2) months of the Seller's response thereto, such audit exceptions shall be resolved pursuant to Section 16(u).

               (5) Notwithstanding the preceding subsections of this Section and Section 13(a), any adjustments established by a joint venture audit or by an audit conducted pursuant to the Laws shall be made at the time such adjustment is established, with payment being made by the Party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.

               (6) Any adjustments made hereunder, except for revenues and operating expenses attributable to the operation of the Plant after the Effective Time, shall constitute an increase or decrease, as the case may be, to the Purchase Price and to the amount allocated to tangibles.

          (8) ALLOCATION OF CONSIDERATION. Buyer and Seller agree that the Consideration shall be allocated among the Assets as follows:

                                             Allocation of
                  ASSET TYPE                 Consideration
                  ----------                  ($CANADIAN)
                                             --------------
         Cash (US Class I )                     $            -0-
         Cash - like (USClass II)               $            -0-
         Tangibles (US Class III)               $  19,333,333.00
         Intangibles (US Class IV)              $           1.00
         Goodwill and going concern
         (US Class V)                           $            -0-
                                                ----------------
                                       TOTAL      $19,333,334.00


In the event that the amount of the Consideration is increased upon the payment of all or a portion of the Deferred Contingent Consideration to the Seller in accordance with the provisions of Section 7(b), the amount by which the Consideration is increased as a result thereof shall be allocated to Tangibles (US Class III).


8)       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

(1) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 8(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 8(a)).

          (1) ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta.

          (2) AUTHORIZATION OF TRANSACTIONS. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, except that the Seller cannot convey a 100% interest in the Assets unless the Partnership Interests are acquired by it prior to Closing. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Seller need not give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for Customary Post-Closing Consents and those described in Section 8(a)(ii) of the Disclosure Schedule.

          (3) NONCONTRAVENTION. Except for the approvals and filings specified in Section 8(a)(ii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Seller is subject or any provision of its charter or bylaws or
               (B) except as set forth in Section 8(a)(iii)(B) of the Disclosure Schedule conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.

          (4) BROKERS' FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (5)  GST REGISTRATION: The Seller's GST registration No. is 104309364.

          (6) CANADIAN RESIDENCY: The Seller is not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada).




(2) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 8(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 8(b).

          (1) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Alberta.

          (2) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the approvals and filings specified in
               Section 8(a)(ii) and Section 8(b)(v).

          (3) NONCONTRAVENTION. Except for the approvals and filings specified in Section 8(a)(ii) and Section 8(b)(v), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

          (4) BROKERS' FEES. Neither the Buyer nor any Affiliate of it has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

          (5) INVESTMENT CANADA ACT: The Buyer shall comply with the INVESTMENT CANADA ACT to the extent, if any, that it is applicable to the transactions herein.

          (6)  GST REGISTRATION: The Buyer's GST registration no. is
               873220222RT.

9) REPRESENTATIONS AND WARRANTIES CONCERNING THE ASSETS. The Seller represents and warrants to the Buyer that the statements contained in this Section 9 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 9).

          (1) NONCONTRAVENTION. Except for the approvals and filings specified in Section 8(a)(ii) or as set forth in Section 9(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which any Asset is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, contract, lease, license, instrument or other arrangement to which any Asset is subject (or result in the imposition of any Encumbrance upon any of the Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or materially adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement.

          (2) TITLE TO TANGIBLE ASSETS AND CONDITION. The Seller, subject to its acquisition of the Partnerships Interests, owns good and marketable title to the tangible assets included in the Assets free and clear of any and all liens, mortgages, pledges, claims, options, encumbrances, interests or other burdens other than the Permitted Encumbrances; The tangible assets included in the Assets are, to the knowledge and good faith belief of the Seller, in good operating condition and repair, ordinary wear and tear excepted and are suitable for the use for which such assets are currently used.

          (3) FINANCIAL STATEMENTS. Section 9(c) of the Disclosure Schedule sets forth the unaudited earnings before interest, taxes, depreciation and amortization for the Assets for the 12-month period ended December 31, 1998 (collectively, the "FINANCIAL DATA"). The Financial Data is derived from the books and records of the Seller, has been prepared in accordance with generally accepted Canadian accounting principles consistently with past practices of Seller in reporting the financial results of Seller's operation of the Assets, and is true and correct and presents fairly the financial results of Seller's operation of the Assets at the date specified.

          (4) MATERIAL CHANGE. Except as set forth in Section 9(d) of the Disclosure Schedule, since January 1, 1998:

               (1) to the Seller's knowledge and good faith belief, there has not been any Material Adverse Effect;

               (2) the Assets have been operated and maintained in the Ordinary Course of Business;

               (3) there has not been any physical damage, destruction or loss to any portion of the Assets, whether or not covered by insurance, in the aggregate amount of ten thousand dollars ($10,000.00) Canadian or more;

               (4) other than with respect to the Partnership Interests in the Assets, there has been no purchase, sale or lease of assets included in the Assets, other than in the Ordinary Course of Business;

               (5) there has been no actual, or to the knowledge of the Seller, pending or threatened change affecting any of the Assets with any customers, licensors, suppliers, distributors or sales representatives, except such as has not had a Material Adverse Effect;

               (6) there has been no contract or commitment given or made by the Seller outside the Ordinary Course of Business;

               (7) there has been no contract which grants to a Person a preferential right to purchase any of the Assets;

               (8) there has been no contract or commitment for capital expenditures or the acquisition or construction of fixed assets for which Buyer shall or may have responsibility for after the Closing except as set forth in Section 9(g) of the Disclosure Schedule;

               (9) there has been no commitment of any kind made or given by the Seller, or to the best of the Seller's knowledge and good faith belief, the occurrence of any event, giving rise to any contingent liability for which Buyer shall or may have responsibility for after the Closing; and

               (10) there is no contract, commitment or agreement made, given or entered into by the Seller to do any of the foregoing, except as expressly permitted hereby.

(5) LEGAL COMPLIANCE. The Seller (with respect to the Assets) has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Authorities having jurisdiction (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(6) TAX MATTERS. Except as set forth in Section 9(f) of the Disclosure Schedule:

               (1) the Seller (with respect to the Assets) has filed all material Tax Returns due that it was required to file. All Taxes owed by the Seller (with respect to the Assets) shown on any such Tax Return have been paid; and

               (2) there is no material dispute or claim concerning any Tax liability of the Seller (with respect to the Assets) either
                    (A) claimed or raised by any authority in writing or (B) as to which the Seller has knowledge.

(7)               CONTRACTS  AND  COMMITMENTS.  Section  9(g) of the  Disclosure
                  Schedule includes a list of all material contracts and commitments (including, without limitation, any contract, lease, agreement or commitment, written or oral, providing for receipt or payment, contingent or otherwise, of ten thousand dollars ($10,000.00) Canadian or more or which may not be terminated without payment or penalty, or restricting the ability of the owner of the Assets to engage in any line of business in any geographic area, or containing any indemnity obligation, or relating to indebtedness or guarantee obligations) which are included in the Assets, and each such contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. The Seller has performed all obligations required to be performed by it to date under the contracts, and is not in default under any obligation of any such contracts, except when such default would not have a Material Adverse Affect. To the knowledge of the Seller, no other party to any contract is in default thereunder.

(8) LITIGATION. Section 9(h) of the Disclosure Schedule sets forth each instance in which any of the Assets (i) is subject to any outstanding injunction, judgment, order, decree or ruling or
                  (ii) to the knowledge and good faith belief of the Seller, is the subject of any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or is to the knowledge and good faith belief of the Seller, subject to any pending or threatened claim, demand or notice of violation or liability from any party, except where any of the foregoing would not have a Material Adverse Effect.

(9) ENVIRONMENTAL MATTERS. Except as set forth in Section 9(i) of the Disclosure
Schedule:

               (1) to the Seller's knowledge and good faith belief, the Seller (with respect to the Assets) is and has been in compliance with all applicable laws (including common law), ordinances, orders, agreements, decisions, orders, rules and regulations of Governmental Authority having jurisdiction relating to protection or enhancement of human health or the environment (collectively, the "ENVIRONMENTAL LAWS" and individually an "ENVIRONMENTAL LAW"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect;

               (2) the Seller (with respect to the Assets) has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the business conducted with the Assets as it is presently conducted, and to the Seller's knowledge and good faith belief all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect;

               (3) there are to the Seller's knowledge, no pending or threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Seller (with respect to the Assets), and the Seller (with respect to the Assets) to the Seller's knowledge is not subject to any injunction, judgment, order, decree or ruling under any Environmental Laws;

               (4) one of the real property included in the Assets and, to the Seller's knowledge, no off-site location used for the treatment, storage or disposal of waste from any Asset, is:
                    (A) to the knowledge of the Seller, listed by any Governmental Authority as requiring remedial action; (B) to the knowledge of the Seller, being considered for possible inclusion on a list by any Governmental Authority for remedial action; or (C) to the knowledge of the Seller, the subject of any action or investigation that may lead to claims under any Environmental Law;

               (5) no part of any of the real property included in the Assets is now being used, or has been used, as a landfill, dump or other disposal area for Hazardous Substances other than that portion on which the Acid Gas Disposal Well is located and the wellbore thereof; and

               (6) the Seller has not received any notice or other communication that it (with respect to the Assets) is or may be a potentially responsible party or otherwise liable under any Environmental Law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

               (10) PERMITS. Except as set forth in Section 9(j) of the
                    Disclosure Schedule, the Seller owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all Governmental Authorities necessary for the conduct of the business and operations conducted with the Assets (collectively, the "PERMITS"), except for Permits whose absence would not have a Material Adverse Effect. Each Permit is in full force and effect, and to the Seller's knowledge and good faith belief, the Seller is in compliance with all of its obligations with respect to each Permit, except where the failure to be in full force and effect or to be in compliance would not have a Material Adverse Effect, and (ii) to the knowledge of the Seller, no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit except such as in the aggregate would not have a Material Adverse Effect.

               (11) NO "TAKE OR PAY". Except as expressly set forth in Section
                    9(k) of the Disclosure Schedule, there are currently no arrangements under any of the Gas Contracts by which Buyer will be obligated by virtue of a prepayment arrangement, a "take-or-pay" arrangement, a production payment, or any other arrangement, to sell, transport or deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, or to make payment at some future time for hydrocarbons or the transportation or the delivery of hydrocarbons previously purchased or transported.

               (12) PIPELINE RIGHTS-OF-WAY. Other than the Partnership
                    Interests, Seller has not sold or assigned any Rights-of-Way, in whole or in part, or any undivided interest therein, to any Person whatsoever, except as expressly disclosed in Section 9(l) of the Disclosure Schedule. (1)

               (13) GAS IMBALANCES. Except as expressly set forth in Section
                    9(m) of the Disclosure Schedule, there are no gas imbalances for which the Buyer shall have any liability or other obligation after the Effective Time.

               (14) TARIFFS. Except as expressly set forth in Section 9(n) of the Disclosure Schedule, to the extent that the operations with respect to the Assets are subject to a tariff approved by any Governmental Agency, those operations are in compliance with each such tariff, except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. Seller has no knowledge of any refund claim of any customers or any refund obligation imposed by Governmental Authority, by Laws, by contract, or by any other means, and, except as expressly set forth in
                    Section 9(n) of the Disclosure Schedule, has no knowledge of any facts or circumstances which would give rise to any such refund claim or refund obligation. Except as expressly set forth, there are no customer complaints to Seller's knowledge, pending or threatened, which would, either individually or in the aggregate, have a Material Adverse Effect.

               (15) NO PARTNERSHIP. The Assets are not currently subject to any partnership or joint venture except as disclosed in Section 9(o) of the Disclosure Schedule.

               (16) NO CURTAILMENTS OR OTHER CHANGES. Except as expressly set forth in Section 9(p) of the Disclosure Schedule, Seller does not have any knowledge of any threatened or planned plant closings of customers served by the Assets or reason to believe that there will likely be curtailment by such customers of future gas purchases by such customers, or any knowledge of or reason to believe that there will be any change in the business pertaining to the Assets or of other Persons that could have a Material Adverse Effect upon the presently existing economics of the business pertaining to the Assets, including without limitation, any change in tariffs or transportation rates with respect to any pipelines of Persons that compete or could reasonably compete with the existing or potential customers served by the Assets.

               (17) REAL PROPERTY. Seller has no knowledge of any threatened termination or reduction of the current access to or from the real property comprising a part of the Assets to existing roads or the sewer or other utility services presently serving such real property other than the Surface Adjustments. Seller has not received any notice that its real property is in violation of any zoning, laws, statutes, ordinances or building or use restrictions applicable to such real property or which prohibit the use of such real property for its current use or uses with respect to the Assets.

               (18) PATENTS, COPYRIGHTS, TRADEMARKS, ETC. Except as expressly set forth in Section 9(r) of the Disclosure Schedule, to the Seller's knowledge, the present conduct of business with respect to the Assets does not conflict with, infringe upon or violate the patents, trademarks, servicemarks, trade names, copyrights or trade secrets or other intangible assets of any other person or entity, and Seller has not received any notice of any infringement thereof, except where such conflicts, infringements and violations would not, either individually or in the aggregate, have a Material Adverse Effect.

               (19) NO LEASES. Except as expressly set forth in Section 9(s) of the Disclosure Schedule, all the equipment and other tangible property which are material to the operations of the Assets is owned by the Seller and not leased or rented.

               (20) MATERIAL MISSTATEMENTS OR OMISSIONS. No statement,
                    representation, warranty or covenant made by the Seller in this Agreement or in any Exhibit or Schedule to this Agreement contains or will contain any untrue statement of material fact or to the Seller's knowledge and good faith belief, omits or will omit to state any material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

               (21) UNDISCLOSED LIABILITIES. Except as expressly set forth on
                    Section 9(u) of the Disclosure Schedule or otherwise provided herein, Seller has no knowledge of any facts or circumstances with respect to the ownership or operation of the Assets or the businesses conducted with respect thereto as to which there are, or are likely to be, liabilities (fixed or contingent) which have NOT been otherwise disclosed by Seller to Buyer in the Disclosure Schedule.

10) PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the date of this Agreement and the
Closing:

               (1) GENERAL. Each Party will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 12 hereof).

               (2) NOTICES AND CONSENTS. The Seller will give any notices to third parties, and will use its reasonable best efforts to obtain the third party consents necessary to effect the assignment of all Gas Contracts, Rights-of-Way and other Assets to Buyer. If Seller is unable to obtain any necessary third party consents to the assignment of any Gas Contracts or Rights-of-Way, then Seller shall hold such Gas Contract or Right-of-Way for the benefit of Buyer after the Closing for its term and Seller shall provide Buyer with the economic benefits thereof until such Gas Contract or Right-of-Way is terminated. Insofar as the Seller holds any Gas Contracts or Rights-of -Way for the benefit of the Buyer after Closing and takes actions with respect thereto on behalf of the Buyer pursuant to this Section, the Seller shall be deemed to have been the agent of the Buyer hereunder. The Buyer ratifies all actions taken by the Seller or refrained to be taken by the Seller pursuant to the terms of this Section in such capacity during such period, with the intention that all such actions shall be deemed to be those of the Buyer. Insofar as the Seller exercises rights or takes any actions as the agent of the Buyer pursuant to this Section, the Seller may require the Buyer to secure the costs to be incurred by the Seller on behalf of the Buyer in such manner as may be reasonably appropriate in the circumstances. The Buyer shall indemnify the Seller and its directors, officers, servants, agents or employees against all liabilities, losses, costs (including legal costs on a solicitor-client basis), claims or damages which the Seller or its directors, officers, servants, agents or employees may suffer or incur as a result of holding any of the Gas Contracts or Rights-of-Way as the agent of the Buyer pursuant to this Section insofar as such liabilities, losses, costs, claims or damages are not a direct result of the gross negligence or wilful misconduct of the Seller or its directors, officers, servants, agents or employees. An action or omission of the Seller or its directors, officers, servants, agents or employees shall not be regarded as gross negligence or wilful misconduct, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Buyer. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Authorities which are required prior to Closing.

(3) OPERATION OF BUSINESS. Other than the acquisition of the Partnership Interests or actions taken or transactions entered into in order to effect a settlement of the Renaissance Claim which may be undertaken with the prior consent of the Buyer which consent shall not be unreasonably withheld, the Seller will not, without the consent of the Buyer, engage in any practice, take any action or enter into any transaction with respect to the Assets outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not, without the consent of the Buyer, do any of the following with respect to the Assets:

               (1) cause or allow any of the Assets to become subject to an Encumbrance except for Permitted Encumbrances;

               (2) (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets other than in the Ordinary Course of Business; (B) sell, lease or otherwise dispose of any property or assets, other than sales of goods or services in the Ordinary Course of Business; or (C) enter into or amend a contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (ii); or

               (3) amend in any respect any contract or agreement relating to the Assets, or terminate any such contract or agreement other than in the Ordinary Course of Business.

                  provided however, the Seller may take any such action or enter into any such commitments without the prior consent of the Buyer, if the Seller reasonably determines that such actions are necessary for the protection of life or property, in which case the Seller shall promptly notify the Buyer of such intention or actions and the Seller's estimate of the costs and expenses associated therewith.

(4) FULL ACCESS. The Seller will, subject to all contractual or fiduciary obligations and limits, permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to the Assets.

(5) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any Material Adverse Effect of which it has knowledge causing a breach of any of its representations and warranties. No disclosure by any Party pursuant to this subsection 8(e), however, shall be deemed to amend or supplement any Schedule hereto or to prevent or cure any misrepresentation or breach of warranty.

               (6) CASUALTY LOSS. If, prior to the Closing, any portion of the Assets have been or are damaged or destroyed by fire, flood, storm or other casualty or shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss"), and the Casualty Loss is NOT a Material Adverse Effect, then Buyer shall bear the --- risk of loss, provided, however, Seller shall, at the Closing, pay by means of an adjustment to the Consideration to Buyer, all sums paid to Seller by persons or governmental bodies by reason of the damage, destruction or taking of such assets and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid proceeds or other payments from third parties arising out of such destruction or taking, and all claims and chooses in action with respect to such destruction or taking; further, provided, however, if the Casualty Loss is a Material Adverse Effect and such Assets are not repaired or replaced and the business operation restored to its original state by Seller prior to Closing, then Seller shall bear the risk of loss, and Buyer shall have the right to terminate this Agreement unless Buyer and Seller mutually shall have agreed upon an appropriate adjustment to the Consideration which reflects not only the cost of repair or replacement of the damaged, destroyed or taken assets, but also includes an amount for the economic losses incurred or which will be incurred by Buyer to such business operation. If this Agreement is terminated in accordance with this Section 10(f) prior to Closing, then except for the confidentiality provisions contained in the Confidentiality Agreement, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, the Buyer shall promptly return to the Seller all materials delivered to the Buyer by the Seller hereunder, together with all copies of them that may have been made by or for the Buyer. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amount payable by reason of any Casualty Loss which has been assigned to Buyer pursuant to the foregoing provisions of this Section 10(f).

11)      POST-CLOSING COVENANTS. The Parties agree as follows:


               (1) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 13 below).

               (2) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving any Asset, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be commercially reasonable in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 13 below).

               (3) TRANSITION PERIOD OFFICE SPACE. The Seller shall and does hereby, for a period of not less than one (1) month and not more than three (3) months after the Closing Date (the "TRANSITION PERIOD"), grant to the Buyer a licence to use and occupy office space being comprised of one office during normal business hours of the Seller for the purpose of conducting normal business operations of the Buyer in connection with the Assets.

               (4) DELIVERY AND RETENTION OF RECORDS. On or promptly after the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all files, records, information and data relating to the Assets (other than Tax Returns, Tax work papers and other Tax records and information) that are in the possession or control of the Seller and its Affiliates (together with all of the Seller's and its Affiliates' contractual rights to request other such files, records, information and data from any third party) (the "Records"). The Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of six years from the Closing Date, provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least 60 days before such destruction or disposition to surrender them to the Seller and if the Seller does not accept such offer within 20 days after receipt of such offer, the Buyer may take such action and (ii) following the Closing Date to afford the Seller, its accountants and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided, however, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit either Party's rights of discovery under applicable law. The Buyer shall have the same rights, and the Seller shall have the same obligations, as are set forth in this Section with respect to any copies of the Records of the Seller pertaining to the Assets that are retained by the Seller, with the exception of Tax Returns, Tax work papers and other Tax records and information retained by the Seller, provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege.

               (5) MAIL; PAYMENTS. Each Party hereby authorizes the other from and after the Closing to receive and open all mail and other communications relating to the business conducted with the Assets, and subject to the terms hereof, to act with respect to such communications in such manner as that Party may elect to the extent that such communications relate to the rights and obligations of such Party with respect to the Assets. If any communication does not relate exclusively to the rights and obligations of the recipient with respect to the Assets, the recipient shall forward the original or a copy of such communication promptly to the other Party. Each Party shall promptly deliver to the other any moneys, checks or other instruments of payment received by that Party to which the other Party is entitled hereunder.

12)      CONDITIONS TO OBLIGATION TO CLOSE.

               (1) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (1) the representations and warranties set forth in Section 8(a) and Section 9 above shall be true and correct in all material respects at and as of the Closing Date;

                    (2) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (3) there shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of the transactions contemplated by this Agreement;

                    (4) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in subsections 12(a)(i)-(iii) is satisfied in all respects;

                    (5) the Parties shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in subsection 8(a)(ii) above (other than Customary Post-Closing Consents) and in
                         Section 9(a) of the Disclosure Schedule, if any, and all material consents, approvals and waivers of third parties, if any, required for Seller's assignment of any of the Gas Contracts, Rights-of-Way or other Assets to Buyer other than those that are customarily obtained after Closing in connection with a sale of ownership interests or assets of the nature of the Assets;

                    (6) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

                    (7) the Seller shall have completed the acquisition of the Partnership Interests and the Buyer shall be satisfied that it will be acquiring title and ownership of a 100% interest in the Assets, free and clear of all title defects and Encumbrances other than the Permitted Encumbrances.

                  The Buyer may waive any condition specified in this Section 12(a) if it executes a writing so stating at or before the Closing.

(2) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (1) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                    (2) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (3) there shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of the transactions contemplated by this Agreement;

                    (4) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in subsections 12(b)(i)-(iii) is satisfied in all respects;

                    (5) the Parties shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in subsection 8(a)(ii) above (other than Customary Post-Closing Consents) and in
                         Section 9(a) of the Disclosure Schedule, if any and all material consents, approvals and waivers of third parties, if any, required for Seller's assignment of any of the Gas Contracts, Rights-of-Way or other Assets to Buyer other than those that are customarily obtained after closing in connection with a sale of ownership interests or assets of the nature of the Assets;

                    (6) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

                    (7) the Seller shall have completed the acquisition of the Partnership Interests on terms and conditions satisfactory to the Seller; and

                    (8) there shall, prior to the Closing, be no sale, transfer or other disposition of any of the shares of the Seller which has the effect of altering the effective control of the Seller nor shall any Person other than the Seller have made a take-over-bid in respect of shares of the Seller.

                  The Seller may waive any condition specified in this Section 12(b) if it executes a writing so stating at or before the Closing.

(3) In the event any of the conditions in Sections 12(a) or 12(b) has not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may by written notice to the other Party, elect without prejudice to any other rights or remedies it may have available to it, to terminate this Agreement or to treat this Agreement as being binding and enforceable. However, a Party may not terminate this Agreement in such manner after Closing, and its remedies thereafter, if any, with respect to the failure to satisfy such condition shall be limited to damages.

13) REMEDIES FOR BREACHES OF THIS AGREEMENT.

                    (1) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twenty-four (24) months, for the benefit of the Party for which such representations and warranties were made. Other than a claim or action based on the fraud of a Party, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty. The covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

                    (2) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. Subject to Sections 13 (a), (c) and 13 (d) and provided that Closing has occurred, the Seller shall:

                         1.   be liable to the Buyer for all Adverse
                              Consequences whatsoever which the Buyer may suffer, sustain, pay or incur; and

                         2. indemnify and save the Buyer and its directors, officers, servants, agents and employees harmless from and against all Adverse Consequences whatsoever which may be brought against or suffered by the Buyer, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

                              (1) as a direct result of any matter or thing arising out of, resulting from or attributable to a representation or warranty contained in Section 8 (a) or Section 9 being inaccurate or untruthful or Seller's breach of a covenant to Buyer under this Agreement or the Transaction Documents;

                              (2) as a direct result of any matter or thing arising out of, resulting from or attributable to or connected with the ownership and/or operation of the Assets (whether by Seller or Seller's predecessors in interest) prior to the Effective Time; or

                              (i)  as a direct result of the Renaissance Claim;

                           except any Adverse Consequences to the extent that the same are caused by the gross negligence or wilful misconduct of the Buyer, its directors, officers, servants, agents, employees or assigns. The indemnity granted by the Seller herein, however, is not a title warranty and does not provide either an extension of any representation or warranty contained in this Agreement or an additional remedy with respect to the Seller's breach of such a representation or warranty.

(3) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. Provided that Closing has occurred, the Buyer shall:

          1. be liable to the Seller for all Adverse Consequences that the Seller may suffer, sustain, pay or incur; and

          2. indemnify and save the Seller and its directors, officers, servants, agents and employees harmless from and against all Adverse Consequences which may be brought against or suffered by the Seller, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

                    (i) as a direct result of any matter or thing arising out of, resulting from or attributable to a representation or warranty contained in Section 8(b) being inaccurate or untruthful or Buyer's breach of a covenant to Seller under this Agreement or the Transaction Documents; or

                    (ii) as a direct result of any matter or thing arising out of, resulting from or attributable to or connected with the ownership and/or operation of the Assets whether by Buyer or Buyer's successors in interest and occurring or accruing after the Effective Date;

                  except any Adverse Consequences to the extent that the same are caused by the gross negligence or wilful misconduct of the Seller, its directors, officers, servants, agents, employees or assigns. The responsibility prescribed by this Section however, does not provide either an extension of any representation or warranty contained in this Agreement or an additional remedy for the Buyer's breach of such a representation or warranty.

(4)      ASSETS ACQUIRED ON "AS IS" BASIS

         Notwithstanding the foregoing provisions of Section 13(b), the Buyer acknowledges that it is acquiring the Assets on an "as is" basis, as of the Effective Time. The Buyer acknowledges that it is familiar with the present condition of the Assets, that the Seller has provided the Buyer with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of the Buyer (insofar as the Seller could reasonably provide such access) and that the Buyer is not relying upon any representation or warranty of the Seller as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Section 8(a) or Section 9.

(5)      MATTERS INVOLVING THIRD PARTIES.

               (1) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") that may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this
                    Section 13, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

               (2) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

               (3) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 13(e)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

               (4) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

14)      TERMINATION.

(1) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

               (1) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time before the Closing;

               (2) the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (B) if the Buyer has elected to terminate this Agreement in accordance with Section 12 (c), and

               (3) the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (B) if the Seller has elected to terminate this Agreement in accordance with Section 12(c).

(2) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 16(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

15) PROHIBITED ACTIVITIES OF SELLER. In order to protect the goodwill and business interests of the Buyer as to its utilization of the Assets for a period of twenty (20) years following the Closing, Seller covenants and agrees that it and its Affiliates, now or hereafter existing will not:

     (1) directly or indirectly, request or advise any party to any Gas Contract pursuant to which Seller is or Buyer or its Affiliates will after Closing be, gathering or treating any natural gas owned or controlled by a Person other than the Seller or its Affiliates at or through the Calmar Gas Plant and Gas Gathering System, now or hereafter existing, to withdraw, curtail or cancel any service to or from the Buyer or its Affiliates under the terms of such contract;

     (2) aid, abet or otherwise assist any person, firm or corporation seeking to interfere with the Buyer's or its Affiliates' relationship with the parties to, or the term of, any Gas Contract pursuant to which Seller is or Buyer will after Closing be, gathering or treating any natural gas owned or controlled by a Person other the Seller or its Affiliates at or through the Calmar Gas Plant and Gas Gathering System, now or hereafter; or

     (3) acting alone or in conjunction with others, directly or indirectly, engage in competition with the Buyer or its Affiliates with respect to any Persons to and in respect of the present Gas Contracts pursuant to which Seller is or Buyer will after Closing be, gathering or treating any natural gas owned or controlled by a Person other the Seller or its Affiliates at or through the Calmar Gas Plant and Gas Gathering System, or their successors-in-interest, whether for its own account or for others.

16)      MISCELLANEOUS.

     (1) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. The Parties may issue press releases upon the execution of this Agreement, provided that each Party shall submit to the other Party a copy of its intended press release not less than twenty-four (24) hours prior to the time of release and the other party shall have provided written approval of such press release which approval shall not be unreasonably withheld. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement during the period after the press release hereinbefore mentioned and before the Closing without the prior written approval of the other Party which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities or in order to enable a Party to fulfill its obligations in respect of any consents or approvals required hereunder (in which case the disclosing Party will use its reasonable best efforts to advise the other Party before making the disclosure).

     (2) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (3) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, except that the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer, provided that no such assignment shall relieve the Buyer of any of its liabilities or obligations hereunder.

     (4) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

     (5) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (6) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                         IF TO THE BUYER: Midcoast Canada Operating Corporation

                         c/o Midcoast Energy Resources, Inc.
                         1100 Louisiana Street,
                         Suite 2950
                         Houston, Texas  77002
                         Attn: General Counsel
                         Fax: (713) 653-6710

                         IF TO THE SELLER:Probe Exploration Inc.

                         2400, 530-8th Avenue
                         Calgary, Alberta T2P 3S8
                         Attn:  President
                         Fax: (403) 233-2486

                  Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(7)               GOVERNING  LAW.  This  Agreement  shall  be  governed  by  and construed in accordance with the domestic laws of the Commonwealth of Canada without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Canada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Canada. Each party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal in therefrom.

(8) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(9) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(10) TRANSACTION EXPENSES. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as provided in paragraph (k) below.

(11) CERTAIN TAXES. Notwithstanding anything in this Agreement to the contrary, the Seller and/or the Buyer will prepare and file all necessary Tax Returns, elections and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees required under Canadian Laws in connection with this Agreement and the consummation of the transactions contemplated hereby, and, the Buyer and/or the Seller will prepare and file the same, if any, required under United States Laws. If required by applicable Laws, each Party will join in the execution of such Tax Returns or other documentation to be prepared by the other Party under this Section 16(k). For clarity and notwithstanding anything to the contrary herein, the Seller and the Buyer shall jointly elect in the prescribed form, pursuant to Section 167(1.1) of the EXCISE TAX ACT (Canada) to have such provisions apply to the transactions contemplated herein and the Buyer shall file such election with Revenue Canada in a timely fashion. Provided that Closing has occurred, the Buyer shall:

               (1) be liable to the Seller for all Adverse Consequences that the Seller may suffer, sustain, pay or incur; and

               (2) indemnify and save the Seller and its directors, officers, servants, agents and employees harmless from and against all Adverse Consequences which may be brought against or suffered by the Seller, its directors, officers, servants, agents or employees or which they may sustain, pay or incur as a direct result of any matter or thing arising out of, resulting from or attributable to the election prepared, executed and filed pursuant to Section 167(1.1) of the EXCISE TAX ACT (Canada) pursuant to this Section.

               (3) in the event that the amount of the Consideration is increased upon the release of all or a portion of the Deferred Contingent Consideration in accordance with the provisions of Section 7(b), any tax returns, elections and other documents filed pursuant to this Section, including without limitation, any elections pursuant to Section 167(1.1) of the Excise Tax Act (Canada), shall be amended by the Buyer and/or the Seller accordingly and in a consistent manner between them.

(12) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(13) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

(14) BULK TRANSFERS. The Parties waive compliance with the requirements of the bulk sales law of any jurisdiction in connection with the sale of the Assets to the Buyer hereunder. The Seller shall indemnify and hold harmless the Buyer against all Adverse Consequences which may be incurred by the Buyer as a result of noncompliance with any such bulk sales laws.

(15) ENTIRE AGREEMENT. THIS AGREEMENT (INCLUDING THE TRANSACTION DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

(16) KNOWLEDGE AND AWARENESS. Where in this Agreement, a representation and warranty is made on the basis of the knowledge, belief or awareness of a Party, such knowledge, belief or awareness consists only of the actual knowledge, belief or awareness, as the case may be, of the officers and employees of such Party and does not include the knowledge, belief or awareness of any other Person.

(17) CONFLICTS. If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a schedule attached hereto or another Transaction Document, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of a Law, the term or condition of such Law shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

(18) NO ADDITIONAL REPRESENTATIONS AND WARRANTIES BY SELLER. The Seller makes no representations or warranties to the Buyer in addition to those expressly enumerated in Section 8 (a) and
                  Section 9. Except and to the extent provided in Section 8(a) and 9 the Seller does not make representations or warranties with respect to: (i) the quantity, quality or recoverability of petroleum substances subject to the Gas Contracts; (ii) any estimates of the value of the Assets or the revenues applicable to future operations thereof; (iii) any engineering or other interpretations or economic evaluations respecting the Assets; (iv) the rates of production of petroleum substances subject to the Gas Contracts; (v) the quality, condition or serviceability of the Assets; (vi) the suitability of their use for any purpose; or (vii) the degree to which computer firmware, hardware, software or process control systems included in the Assets, including without limitation, micro codes, application programs, electronic data files and databases, may be impacted or adversely affected by the transition from the year 1999 to 2000 or the leap year in the year 2000. Without restricting the generality of the foregoing, but subject always to Section 8(a) and Section 9, the Buyer acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection and the representations and warranties of the Seller contained in Sections 8(a) and 9 hereof as to its assessment of the condition, quantum and value of the Assets.

(19) NO LIABILITY FOR COLLATERAL INFORMATION. Except with respect to the representations and warranties in Section 8(a) and
                  Section 9, or in the event of fraud or gross negligence of Seller or its directors, officers, servants, agents or employees, the Buyer forever releases and discharges the Seller and its directors, officers, servants, agents and employees from any claims and all liability to the Buyer or the Buyer's assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Assets which was delivered or made available to the Buyer by the Seller or its directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for the Seller, or otherwise in the Seller's possession.

(20) TIME OF THE ESSENCE. Time shall be of the essence in this Agreement.

(21) ARBITRATION. Insofar as the Parties are unable to agree on any matter which expressly may be referred to arbitration hereunder, either Party may serve the other Party written notice that it wishes such matter be referred to arbitration.

                  The Parties shall meet within seven (7) days of the receipt of a notice issued pursuant to this Subsection 14 (u) to attempt to agree on a single arbitrator qualified by experience, education and training, to determine such matter. If the Parties are unable to agree on the selection of the arbitrator, the Party which issued such notice shall forthwith make application to a judge of the Court of Queen's Bench of the Province of Alberta pursuant to the ARBITRATION ACT (Alberta) as amended from time to time, hereinafter referred to as the "ARBITRATION ACT") for the appointment of a single arbitrator, and failing such action on the part of the Party which issued such notice, the other Party may make such application.

                  The arbitrator selected pursuant to shall proceed as soon as is practicable to hear and determine the matter in dispute, and shall be directed to provide a written decision respecting such matter within forty-five (45) days of appointment. The Parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter.

                  Except  to  the  extent  modified  in  this  Subsection,   the
                  arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the ARBITRATION ACT.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    SELLER:

                                    PROBE EXPLORATION INC.


                                    Per:______________________________
                                    President


                                    Per:______________________________


                                    BUYER:

                                    MIDCOAST CANADA OPERATING CORPORATION


                                    Per:______________________________
                                    Vice President


                                    Per:______________________________

                                   Exhibit "A"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                      Gas Gathering and Treating Agreement

                                   Exhibit "B"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                           Area of Interest Agreement

                                   Exhibit "C"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                        Probe System Gathering Agreement

                                   Exhibit "D"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                                Escrow Agreement

                                   Exhibit "E"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                             Intercreditor Agreement

                                  Schedule "1"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                               Disclosure Schedule

                               Schedule "2(a)(i)"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                  Calmar Plant and Gas Gathering System - Maps

                              Schedule "2(a)(iii)"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                              Listed Surface Rights

                               Schedule "2(a)(iv)"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                              Listed Motor Vehicles


                                       NIL

                               Schedule "2(a)(v)"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                              Listed Gas Contracts

                                       NIL

                              Schedule "2(a)(viii)"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                           Listed Permits and Licences

Alberta Energy and Utilities Board Approval No. 7017
Alberta Energy and Utilities Board Approval No. 1997-833
Alberta Energy and Utilities Board Approval No.8239
Alberta Energy and Utilities Board Approval No.30800
Alberta Energy and Utilities Board Approval No.30164
Alberta Energy and Utilities Board Approval No.31174
Alberta Environmental Protection Approval No.11344-01-00
Alberta Environmental Protection Approval No.47779-00-00
County of Leduc No. 25 Development Permit No. D98-027
County of Leduc No. 25 Development Permit No. D98-114
Alberta Environmental Protection Permit No. 97-28-PKL
Alberta Boilers Safety Association Vessel Registration Nos:
0437000; 0438883; 0438908; 0442338; 0442333; 0438616; 0438614; 0439613;
0436994; 0439612; 0438882; 0438907; 0442339; 0442334;
0430615; 0438613; 0436993; 0439627;
0428501; 0438881; 0438906; 0442340; 0442335; 0438617; 0438612; 0439612; 0436897;
0428929; 0438880; 0438905; 0442341; 0438817; 0438620; 0438611; 0439601; 2732343;
0403529; 0438879; 0438904; 0442331; 0428501; 0438619; 0438609; 0436999; 0436999;
0428929; 0438878; 0438903; 0442332; 0438618; 0438610; 0437000; 0439602; 0439601
0436994; 0436993; 0439613

                               Schedule "2(b)(iv)"
                        to a Purchase and Sale Agreement
                       dated as of March 23, 1999 between
        Probe Exploration Inc. and Midcoast Canada Operating Corporation
                           Leduc/Calmar Original Plant